Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATIONAL HEALTH INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	62-1470956

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
100 Vine Street
Murfreesboro, Tennessee 37130
(Address of Principal Executive Offices)
(Zip Code)
2005 Stock Option, Restricted Stock and Stock Appreciation
Rights Plan
(Full Name of Plan)
Richard F. LaRoche, Jr.
Corporate Secretary
National Health Investors, Inc.
100 Vine Street, Murfreesboro, TN 37130
(Name and Address of Agent for Service)
(615) 890-2020
(Telephone number, including area code for agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Registration
to be Registered	Registered(1)	Price Per Share (2)	Price	Fee
Common Stock	1,500,000 Shares	30.655	45,982,500	5,412

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average high and low price of 30.655 per Share, as reported on the New York Stock Exchange on August 1, 2005.

The Index to Exhibits appears on sequentially numbered page 6.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below filed by National Health Investors, Inc., (the “Company”) are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	The Company’s Quarterly Report on Form 10-Q filed May 3, 2005.

(c)	The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form S-11 (SEC File No. 33-41863).
     The Company is also incorporating by reference all documents hereafter filed by National Health Investors, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification.
     The Company’s Articles of Incorporation provided that to the full extent permitted by Section 2-418 of the Maryland General Corporation Law as in effect on the date thereof, or as thereafter from time to time amended, the Company shall indemnify present and former directors and shall have the power to indemnify, by express provision in its Bylaws, by Agreement, or by majority vote of either its Stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former officers of the Company, (2) present or former agents and/or employees of the Company, (3) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Company, and (4) persons serving or who have served at the request of the Company in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprises. However, the Company shall not have the power to indemnify any person to the extent such indemnification would be contrary to Section 2-418 of the Maryland General Corporation Law or any applicable statute, rule or regulation of similar import.
     The Company has also purchased insurance to protect directors and officers of the Company against certain liabilities, which insurance may provide coverage to a director or officer when the Company would not have the power to indemnify the director or officer under the Certificate of Incorporation.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature page of this Registration Statement, which Index is incorporated herein by reference.
Item 9. Undertakings.
     The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to partners, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a partner, director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such partner, director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on August 2, 2005.

National Health Investors, Inc.
By:	/s/ W. Andrew Adams
W. Andrew Adams
President and Director Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature to the Registration Statement appears below hereby appoints W. Andrew Adams or Richard F. LaRoche, Jr. and each of them, any one of whom may act without the joinder of the others, as his attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ W. Andrew Adams	Director, Chief Executive Officer	August 2, 2005
W. Andrew Adams	and President

/s/ Richard F. LaRoche, Jr.	Director	August 2, 2005
Richard F. LaRoche, Jr.

/s/ Robert T. Webb	Director	August 2, 2005
Robert T. Webb

/s/ Ted H. Welch	Director	August 2, 2005
Ted H. Welch

/s/ Robert A. McCabe, Jr.	Director	August 2, 2005
Robert A. McCabe, Jr.

/s/ Donald K. Daniel	Principal Accounting Officer	August 2, 2005
Donald K. Daniel

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-11 Registration Statement No. 33-41863).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to Form S-11 Registration Statement No. 33-41863 ).

4.3	Form of Preferred Convertible Stock Certificate (incorporated by reference Stock Certificate to Exhibit 60 to Form S-3 Registration Statement No. 33-72370).

4.4	Form of Debenture due 2006 (10%) (incorporated by reference to Exhibit 38 to Form S-11 Registration Statement No. 33-41863).

4.5	Form of Indenture Governing the Debentures (incorporated by reference to Exhibit 4.3 to Form S-4 Registration Statement No. 33-41863)

4.6	Form of Debenture due 2006 (7%) (incorporated by reference to Exhibit 1 to Form S-3 Registration Statement No. 33-7237).

4.7	First Supplemental Indenture Dated December 15, 1995 (incorporated by reference to Exhibit 4.7 to Form 10-K dated February 26, 1996).

4.8	1991 Stock Option Plan (incorporated by reference from Exhibit 10.12 to Form S-4 Registration No. 33-41863).

4.9	1997 Stock Option Plan (incorporated by reference from Exhibit 99 to the Company’s Proxy Statement filed February 18,1997

4.10	2005 Stock Option Plan

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5)

24	Power of Attorney (see signature page)